Exhibit 99.1

NEWS RELEASE

For further information, contact:	Matt Quantz, Manager — Corporate Communications
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY ANNOUNCES 2009 PROVED OIL AND GAS RESERVES, UPDATES OPERATING ACTIVITIES,
LIQUIDITY STATUS, AND PROVIDES 2010 PRODUCTION AND CAPITAL EXPENDITURES GUIDANCE

LAFAYETTE, LA — February 8, 2010 — PetroQuest Energy, Inc. (NYSE: PQ) announced today that the Company ended 2009 with approximately 179 Bcfe of proved oil and gas reserves. The Company’s year-end reserves were net of approximately 3 Bcfe of proved reserves sold during 2009. Approximately 88% of the proved reserves at December 31, 2009 were natural gas, approximately 77% were located in long-lived basins and approximately 62% of the reserves were proved developed. As a result of the new SEC reserve pricing methodology, which averaged $3.87 per Mcf and $61.18 per barrel; along with the expiration of several high value cash flow hedges, the Company expects to record a non-cash ceiling test writedown of approximately $50 — $55 million during the fourth quarter of 2009.

During 2009, the Company implemented a strategy to significantly reduce its capital expenditures to focus on strengthening the balance sheet and building liquidity. The following table summarizes selected results of that strategy:

	2008	2009
Reserves (Bcfe)	185	179
Production (Bcfe)	33.8	34.2
Capital Expenditures ($ mm)	$358	$58
Revolver Debt ($ mm)	$130	$29
Debt Per Proved Mcfe*	$1.29	$0.85

* Debt adjusted for estimated working capital

Under the previous SEC reserve reporting methodology, the Company expects it would have ended 2009 with approximately 202 Bcfe of proved oil and gas reserves or a 9% increase from 2008. Additionally, using the previous SEC reserve reporting methodology, the Company would not have recorded a fourth quarter 2009 ceiling test writedown.

Operations Update
The Company completed one operated horizontal well in the Woodford Shale during February 2010. The well is in the early stages of its flowback, and the following is a summary of the most current results:

Well Number	NRI	Initial Sales Date	Lateral Length (ft.)	Maximum Hourly Gross Rate (Mcf/d)	24 Hour Gross Rate (Mcf/d)
PQ 33	61%	2/1/2010	5,048	3,596	2,360

In addition to the above completion, the Company has reached total depth on its thirty-fourth Woodford operated well and expects to drill its next two operated wells utilizing the thirty-fourth well’s pad. The Company expects to complete all three wells during the second quarter of 2010.

In the Gulf Coast Basin, the Company recently spud its Sugarloaf oil prospect. The Company expects to reach total depth in approximately 60 days. The Company has an approximate 30% working interest in the well.

Production Guidance
The Company is projecting its 2010 net production to average approximately 84 — 92 MMcfe per day and expects approximately 51% of the estimated production to come from long-lived areas. Additionally, the Company is projecting its first quarter 2010 net production to average approximately 83 — 88 MMcfe per day.

Capital Expenditures Guidance
The Company’s capital budget for 2010 is approximately $120 to $140 million (including capitalized overhead and interest), a 124% increase from 2009, depending on commodity prices, drilling success and related completion and facility costs. The Company expects to allocate approximately 74% of the 2010 capital budget to its long-lived assets.

Liquidity Update
Subsequent to year-end, the Company repaid an additional $19 million of bank debt. As of February 1, 2010, the Company had $10 million of borrowings outstanding under its credit facility and approximately $19 million of cash.

Management’s Comment
“In 2009, we reduced our capital spending from 2008 by 84% and paid down approximately $100 million of bank debt and still realized production growth with our reserves only declining by 6 Bcfe, of which approximately 3 Bcfe represented reserves that were sold,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “This performance speaks volumes for the asset base we have assembled and we now look forward to resuming our long-life focused growth strategy in 2010.”

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed pricing throughout most of 2009, the uncertain economic conditions in the United States and globally, the decline in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs or reductions in the borrowing base under our bank credit facility, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

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